October 2, 2008

Global Gold Uranium LLC. 45 East Putnam Ave. Greenwich, CT 06830

Attention:

Van Krikorian

Dear Mr. Krikorian;

Re: Royalty Agreement - Cochrane Pond Property, Newfoundland

Global Gold Uranium LLC, a wholly owned subsidiary of Global Gold Corporation (“Global Gold”) is party to an agreement dated April 12, 2007 with Commander Resources Ltd. (“Commander”) and Bayswater Uranium Corporation (“Bayswater”), collectively the “CPJV” pertaining to the Cochrane Pond Property (“Property”) located in southern Newfoundland that is owned 50% by Commander and 50% by Bayswater under a Joint Venture Agreement dated June 19, 2006 (the “Underlying Agreement”).

Global Gold completed the required work commitments, cash payments and share issuances to satisfy the first year’s minimum obligations of the Agreement.

This letter serves two purposes:

1. In the first instance, Global Gold provides notice to the CPJV of termination of the Agreement as at the date of this letter and the CPJV hereby accepts the termination of the Agreement with no further obligations by Global Gold as to the Property or the Agreement. Global Gold warrants that all fuel, empty drums and other exploration equipment used during their exploration work on the Property has been removed from the Property and that the Property has been returned to CPJV with no underlying potential environmental issues.

2. In the second instance, the parties have agreed to enter into a new agreement for the sale to and purchase by Global Gold certain retained royalties in and to the Property for a cash consideration made to the CPJV as further outlined below.

510-510 Burrard Street, Vancouver, B.C. , Canada, V6C 3A8 Telephone 604-685-5254 Fax: 604-685-2814
CMD – TSX Venture Exchange www.commanderresources.com

Purchase and Royalty Agreement

The CPJV shall provide a royalty to Global Gold for uranium only produced from the Property in the form of a 1% gross production royalty from the sale of uranium concentrates (yellowcake) capped at CDN$1 million after which the royalty shall be reduced to a 0.5% royalty.

The royalty shall remain attached to the Property and in the name of Global Gold Corporation or Global Gold Uranium as required under the local laws and exchange regulations. The royalty shall survive the sale and transfer of the property to a third party.

In consideration for the royalty, Global Gold shall pay a total of US$50,000 cash, US$25,000 cash each to Commander and Bayswater within 30 days of the date of this letter.

Global Gold shall retain no additional rights, interests or access to the Property from this day forth.

All legal costs associated with preparation of the final agreement pertaining to this letter shall be paid by Global Gold, costs of which are estimated to be no more than CDN$2,000. Commander will bill Global Gold for these costs once invoicing is complete.

The royalty shall cover the existing claims that constitute the Property as at the date of this letter and there will be no area of interest for the royalty. Furthermore, should the Property be reduced in size in the future, the retained royalty will only apply to the reduced area and not the original area.

The CPJV shall retain a Right of First Refusal on the royalty should GGU elect to sell or assign the royalty to a third party.

This letter is being presented to Global Gold on behalf of the CPJV and will serve as a basis for a formal Purchase and Royalty agreement that will include a detailed royalty schedule, specifics of the royalty terms and the current property map and claim list. The final agreement will need to be executed by Global Gold, Commander and Bayswater and will be subject to any necessary approvals by regulatory agencies and to final board approval.

The parties agree that this letter may be executed by both parties and sent via facsimile or scanned e-mail.

If you are in acceptance of these general business terms, please sign and date below and return on original signed copy to the undersigned. Once received, we will commence the preparation of the final agreement.

510-510 Burrard Street, Vancouver, B.C. , Canada, V6C 3A8 Telephone 604-685-5254 Fax: 604-685-2814
CMD – TSX Venture Exchange www.commanderresources.com

Thank you for your attention in this matter.

Yours Sincerely,

COCHRANE POND JOINT VENTURE

Kenneth Leigh President & CEO Commander Resources Ltd.

Accepted this ________day of _____________, 2008

Global Gold Uranium and Global Gold Corporation

By: _________________________________
                  (authorized signatory)

Name and Title:________________________________

510-510 Burrard Street, Vancouver, B.C. , Canada, V6C 3A8 Telephone 604-685-5254 Fax: 604-685-2814
CMD – TSX Venture Exchange www.commanderresources.com